Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jefferies Group, Inc.:
We consent to the use of our reports dated March 29, 2005, with respect to the consolidated statements of financial condition of Jefferies Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
KPMG LLP
New York, New York
December 14, 2005